Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                         CASCADE NATURAL GAS CORPORATION
             (Exact name of registrant as specified in its charter)

        Washington                                       91-0599090
 (State of Incorporation)                   (I.R.S. Employer Identification No.)

                            222 Fairview Avenue North
                            Seattle, Washington 98109
          (Address, including zip code, of principal executive offices)

                         CASCADE NATURAL GAS CORPORATION
                            1998 STOCK INCENTIVE PLAN
                            (Full title of the plan)

                                  J.D. WESSLING
                            Vice President -- Finance
                         Cascade Natural Gas Corporation
                            222 Fairview Avenue North
                            Seattle, Washington 98109
                                 (206) 624-3900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


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                                           CALCULATION OF REGISTRATION FEE

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                                                                   Proposed           Proposed
                                                                   Maximum            Maximum
                                             Amount to be      Offering Price        Aggregate          Amount of
  Title of Securities to be Registered        Registered          Per Share       Offering Price    Registration Fee
-----------------------------------------   --------------     --------------     --------------   ------------------

 Common Stock, $1 par value, (including     150,000 shares           (2)          $2,695,500 (2)          $750
    Preferred Stock Purchase Rights)
and options and other stock-based awards
         relating thereto (1)

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
(1) Each share of Common Stock being registered herender includes one Preferred Stock Purchase Right exercisable on the terms and conditions specified therein. Prior to the occurrence of certain events, the Preferred Stock Purchase Rights will not be evidenced separately from the Common Stock; value attributable to such rights, if any, is reflected in the market price of the Common Stock.

(2) Pursuant to Rule 457(h), the aggregate offering price is based on $17.97, the average of the high and low per share sales prices of the Common Stock on the New York Stock Exchange Composite Transactions on September 29, 1999.

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                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

               The  following   documents  filed  by  the  registrant  with  the
Securities and Exchange Commission are incorporated by reference in this registration statement:

               (a) The registrant's annual report on Form 10-K for the year ended September 30, 1998;

               (b) The registrant's quarterly reports on Form 10-Q for the quarters ended December 31, 1998, March 31, 1999, and June 30, 1999; and

               (c) The description of the registrant's common stock and related preferred stock purchase rights included as Exhibit 99 to the registrant's current report on Form 8-K filed July 19, 1996.

               All documents filed by the registrant subsequent to those listed above pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.        DESCRIPTION OF SECURITIES.

               Not applicable.

ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL.

               Not applicable.

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Indemnification

               Section 23B.08.310 of the Revised Code of Washington ("RCW"), a part of the Washington Business Corporation Act (the "Act"), provides that any director of a corporation against whom a claim shall be asserted under or pursuant to said section for the making of any distribution contrary to the provisions of the Act or any other restrictions contained in the corporation's articles of incorporation, and who shall be held liable thereon, shall be entitled to a pro rata contribution from the shareholders who accepted or received such distribution, knowing the same to have been made in violation of the Act. Said section also provides that any such director shall be entitled to contribution from the other directors who voted for or assented to any such action upon which a claim is asserted under said section.

               Under RCW Sections 23B.08.510 to 23B.08.570 of the Act, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an

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"Indemnitee")  shall be indemnified by the corporation (unless the corporation's
articles  of  incorporation   provide  otherwise)  against  reasonable  expenses
incurred by the Indemnitee in connection with the proceeding if the Indemnitee is wholly successful, on the merits or otherwise, or if ordered by a court of competent jurisdiction. In addition, under said sections a corporation is permitted to indemnify an Indemnitee against liability incurred in a proceeding if (i) the Indemnitee's conduct was in good faith, (ii) in a manner he or she reasonably believed was in the corporation's best interests or at least not opposed to the corporation's best interests, (iii) the Indemnitee had no reasonable cause to believe his or her conduct was unlawful if the proceeding was a criminal proceeding, (iv) the Indemnitee was not adjudged liable to the corporation if the proceeding was by or in the right of the corporation, and (v) the Indemnitee was not adjudged liable on the basis that he or she improperly received a personal benefit. Indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

               Article XVI, as amended, of the Restated Bylaws of the registrant provides as follows:

               "Sec. 1. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal, by reason of the fact that he or she is or was a director or officer of the corporation or, being or having been such a director or officer, he or she is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent or in any other capacity, shall be indemnified and held harmless by the corporation to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually or reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that no indemnification shall be provided under this Article to any such person to the extent that such indemnification would not be consistent with the Washington Business Corporation Act or other applicable law as then in effect; provided further, however, that except as provided in Sec. 2 of this Article with respect to proceedings seeking to enforce rights to indemnification, this corporation shall indemnify any such person seeking

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               indemnification in connection with a proceeding (or part thereof)
               initiated  by  such  person  only  if such  proceeding  (or  part thereof) was authorized by the Board of Directors of this corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expense incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made to or on behalf of a director or officer only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to
               repay  all  amounts  so  advanced  if  it  shall   ultimately  be
               determined that such director or officer is not entitled to be indemnified under this Section or otherwise.

               "Sec. 2. If a claim under Sec. 1 of this Article is not paid in full by this corporation within sixty days after a written claim has been received by this corporation (except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty days), the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification hereunder upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to this corporation), and thereafter this corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible hereunder or under the Washington Business Corporation Act for this corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on this corporation. Neither the failure of this corporation (including its Board of Directors, independent

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               legal counsel,  or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth herein or in the Washington Business Corporation Act nor an actual determination
               by  this   corporation   (including   its  Board  of   Directors,
               independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

               "Sec. 3. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

               "Sec. 4. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The corporation may enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

               "Sec. 5. The corporation may, by action of its Board of Directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or
               provided  by,  the  Washington   Business   Corporation   Act  or
               otherwise."

               Insurance

               The registrant also has a Directors and Officers Liability insurance policy insuring, among other matters, the liability of the registrant to its officers and directors under the indemnity provisions described above and insuring its officers and directors against liability incurred in their capacities as officers and directors.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

               Not applicable.

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ITEM 8. EXHIBITS.

               The Index to Exhibits listing the exhibits required by Item 601 of Registration S-K is located on page II-10.

ITEM 9. UNDERTAKINGS.

               (a)  The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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               (h) Insofar as indemnification  for liabilities arising under the
Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.


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                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, Washington, as of the 1st day of October, 1999.

                                    CASCADE NATURAL GAS CORPORATION
                                    (Registrant)


                                    By /s/ J.D. Wessling
                                         J.D. Wessling
                                         Senior Vice President - Finance and
                                         Chief Financial Officer


               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as of the 1st day of October, 1999.

PRINCIPAL EXECUTIVE OFFICER:

/s/ W. Brian Matsuyama                    Chairman of the Board, Chief Executive
W. Brian Matsuyama                        Officer, President, and Director

PRINCIPAL FINANCIAL OFFICER:

/s/ J.D. Wessling                         Sr. Vice President - Finance, Chief
J.D. Wessling                             Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

/s/ James E. Haug                         Controller, Chief Accounting Officer
James E. Haug

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A MAJORITY OF THE BOARD OF DIRECTORS:

---------------------------------   Director
Carl Burnham, Jr.

/s/ Melvin C. Clapp                 Director
Melvin C. Clapp

/s/ Thomas E. Cronin                Director
Thomas E. Cronin

/s/ David A. Ederer                 Director
David A. Ederer

/s/ Howard L. Hubbard               Director
Howard L. Hubbard

/s/ Larry L. Pinnt                  Director
Larry L. Pinnt

/s/ Brooks G. Ragen                 Director
Brooks G. Ragen

/s/ Mary A. Williams                Director
Mary A. Williams


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                                INDEX TO EXHIBITS


  Exhibit No.                                Item Description
--------------   ---------------------------------------------------------------
      4.1        Articles   V,  IX,  and  XII  of  the   Restated   Articles  of
                 Incorporation of the registrant, as amended, incorporated by reference to Exhibit 3.1 to the registrant's current report on Form 8-K filed July 19, 1996.

      4.2 Articles III, IX, X, and XI of the Restated Bylaws of the registrant, as amended, incorporated by reference to Exhibit
                 3.2 to the registrant's current report on Form 8-K filed July 19, 1996.

      4.3 Rights Agreement dated as of March 19, 1993, between the registrant and Harris Trust and Savings Bank, incorporated by reference to Exhibit 2 to the registrant's registration statement on Form 8-A dated April 21, 1993.

      4.4 First Amendment to Rights Agreement dated June 15, 1993, between the registrant and The Bank of New York, incorporated by reference to Exhibit 4 to the registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1993.


      5          Opinion of Miller Nash LLP.

     23.1        Consent of Deloitte & Touche LLP.

     23.2        Consent of Miller Nash LLP. Included in Exhibit 5.


Other exhibits listed in Item 601 to Regulation S-K are not applicable.

                                     II-10